As filed with the Securities and Exchange Commission on March 20, 2009
Registration No. 333-153362

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GIGOPTIX, INC.
(Exact name of registrant as specified in its charter)
Delaware	26-2439072
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2400 Geng Road
Suite 100
Palo Alto, California
(650) 424-1937
(Address of Principal Executive Offices)

GigOptix LLC 2007 Equity Incentive Plan
(Full title of the Plan)

Dr. Avi Katz
President and Chief Executive Officer
2400 Geng Road
Suite 100
Palo Alto, California
(650) 424-1937
(Name, address and telephone number,
including area code, of  agent for service)

Copies to:

Christopher J. Austin, Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 (617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer”, or “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	57,212 (3)	$ 0.73 (2)	$ 41,764.76 (2)	$ 2.33
(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement covers, in addition to the number of shares of the common stock, par value $0.001 per share, of the Registrant ("Common Stock") shown in the table, an indeterminate number of shares of the Registrant's Common Stock which, by reason of certain events specified in the plans identified on the cover page (the "Plans"), may become subject to issuance pursuant to the Plans.

(2)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.
(3)	Represents the number of shares of Common Stock subject to options issuable but not previously registered under the GigOptix LLC 2007 Equity Incentive Plan, as assumed by the Registrant.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been filed to increase the number of shares of common stock of GigOptix, Inc., a Delaware corporation (the “Registrant”) registered for issuance under the GigOptix LLC 2007 Equity Incentive Plan (the "Assumed Plan"), which was assumed by the Registrant in connection with the Agreement and Plan of Merger, dated as of March 27, 2008 (the “Merger Agreement”), among the Registrant (formerly, Galileo Merger Holdings, Inc.), GigOptix LLC, an Idaho limited liability company ("GigOptix"), Lumera Corporation, a Delaware corporation ("Lumera"), Galileo Merger Sub G, LLC, an Idaho limited liability company, and Galileo Merger Sub L, Inc., a Delaware corporation, pursuant to which Galileo Merger Sub G, LLC merged with an into GigOptix and Galileo Merger Sub L, Inc. merged with and into Lumera (the “Mergers”), with GigOptix and Lumera continuing as the surviving corporations, respectively, of the Mergers.  The Mergers became effective on December 9, 2008.

A registration statement on Form S-8 (the “Prior Registration Statement”) was filed on February 12, 2009 (Registration No. 333-153362), to register shares of common stock for issuance under the Assumed Plan and under the Lumera Corporation 2004 Equity Incentive Plan, the Lumera Corporation 2000 Stock Option Plan and the GigOptix, Inc. 2008 Equity Incentive Plan.  The contents of the Prior Registration Statement are hereby incorporated by reference in this Registration Statement.

Item 8.  Exhibits.

The Registrant files the exhibits identified below.

Exhibit
Number	Description

5.1*	Opinion of Ropes & Gray LLP with respect to the legality of the common stock registered hereby.

23.1*	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on this 19th day of March, 2009.

GIGOPTIX, INC.
By:	/s/ Avi Katz
Name:	Dr. Avi Katz
Title:	President and Chief Executive Officer